Exhibit 99.2

Contacts: General Media Inquiries:	Investors and Financial Media:
Emily Denney Senior Director, Communications (610) 594-3035	Michael A. Anderson Vice President and Treasurer (610) 594-3345	John Woolford Westwicke Partners (443) 213-0506

West to Purchase Group Annuity Contract for Retiree Pension Benefits
Reduces pension obligation by 44%
Exton, PA September 10, 2015 - West Pharmaceutical Services, Inc. (“West”, NYSE:WST) today announced that it has entered into an agreement to purchase a group life annuity contract from Metropolitan Life Insurance Company (MetLife) to settle approximately $140 million, or 44% of its approximately $315 million of outstanding U.S. pension obligations. MetLife will assume the obligations to pay future pension benefits starting November 1, 2015, for specified U.S. retirees and surviving beneficiaries who retired before January 1, 2015 and are currently receiving payments from West’s retirement annuity program.
West remains committed to meeting its pension obligations and the purchase of the annuity contract[s] allows the company to fund the benefits of its approximately 1,750 retirees while reducing volatility in pension costs and funding requirements. MetLife was selected by the Plan’s fiduciary – with the advice of an independent expert – following a rigorous evaluation process. The selection was based on many factors, including the insurance company’s financial strength and rating, its ability to administer plan payments, and its customer service capabilities.
The annuity purchase will not impact the amount or timing of monthly pension benefits that West retirees and their beneficiaries are receiving today. MetLife has irrevocably committed to making those payments to retirees under the annuity contract. MetLife will notify those affected by the forthcoming change by mail, and will be providing a customer service number to address any questions that those retirees may have.
The purchase is being funded from current plan assets. Although not required, West anticipates making an additional contribution of approximately $15 million to its U.S. retirement plan, which is intended to restore the plan’s funded status following the annuity purchase to that which existed immediately prior to the purchase. West expects to incur a non-cash pension settlement charge of approximately $50 million in the third quarter.
About West
West Pharmaceutical Services, Inc. is a leading manufacturer of packaging components and delivery systems for injectable drugs and healthcare products. Working by the side of its customers from concept to patient, West creates products that promote the efficiency, reliability and safety of the world's pharmaceutical drug supply. West is headquartered in Exton, Pennsylvania, and supports its customers from locations in North and South America, Europe, Asia and Australia. West's 2014 sales of $1.42 billion reflect the daily use of approximately 110 million of its components and devices, which are designed to improve the delivery of healthcare to patients around the world.
About Metropolitan Life Insurance Company
Metropolitan Life Insurance Company (MetLife), a wholly owned subsidiary of MetLife, makes benefit payments to more than 520,000 annuitants each month and has $391.9 billion in total assets and $16.8 billion in total capital as of December 31, 2014. MetLife, Inc. ranks among the top-rated insurance holding companies in North America.